UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 8, 2016

Vericel Corporation

(Exact name of registrant as specified in its charter)

Michigan	001-35280	94-3096597
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

64 Sidney St. Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 418-4400

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 8, 2016, Vericel Corporation (the “Company”), as borrower, and Silicon Valley Bank (the “Bank”), as lender, entered into a Loan and Security Agreement (the “Loan Agreement”) providing for a term loan (the “Term Loan Facility”) and revolving line of credit (together with the Term Loan Facility, the “Debt Facility”) in an aggregate principal amount of $15,000,000.  The Term Loan Facility is structured in two tranches, as follows: (i) the first tranche of $3,000,000 may be accessed at any time through February 28, 2017, and (ii) the second tranche of $2,000,000 will become available at any time after the U.S. Food and Drug Administration’s approval of MACI™ (matrix applied characterized autologous cultured chondrocytes), an investigational treatment for cartilage defects of the knee, through February 28, 2017.  Both tranches will only be advanced upon the Company’s request. The available revolving line of credit will be equal to the lesser of 80% of the Company’s eligible accounts receivable and $10,000,000.

The maturity date for any term loan advances made under the Term Loan Facility is February 1, 2020 (the “Term Loan Maturity Date”). The maturity date for advances made under the revolving line of credit is March 8, 2018.  The effective interest rate for both facilities is dependent on a number of factors, including the current Wall Street Journal Prime Rate. The effective interest rate, assuming that both facilities were fully utilized at current market interest rates, would be in the low-to-mid single digits for each of the Term Loan Facility and revolving line of credit. The Loan Agreement requires the Company to make monthly interest-only payments through February 28, 2017. Thereafter, each term loan advance shall be repaid in thirty-six (36) equal monthly installments of principal, plus accrued interest.

The Company’s final payment on the Term Loan Facility, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan Facility, plus a final payment (the “Final Payment”) equal to the original aggregate principal amount of the Term Loan Facility multiplied by four and one quarter of one percent (4.25%). Once repaid, amounts borrowed under the Term Loan Facility may not be reborrowed. The Company may prepay the Term Loan Facility, subject to paying the Prepayment Fee (described below) and the Final Payment. The Prepayment Fee is equal to 2.50% of the original principal amount of the term loan advance if the prepayment occurs on or prior to the one (1) year anniversary of the funding date for such term loan advance, 1.50% of the original principal amount of the term loan advance if the prepayment occurs after such one (1) year anniversary, and 0.50% of the original principal amount of the term loan advance if the prepayment occurs after the two (2) year anniversary of the funding date for such term loan advance.

The Loan Agreement requires the Company to pay an aggregate non-refundable facility fee of $62,500 on the closing date.  Thereafter, a non-refundable anniversary fee of $50,000 shall be due and payable on the earlier of March 8, 2017, the occurrence of an event of default under the Loan Agreement or the termination of the Loan Agreement.

The Loan Agreement requires the Company to make and maintain certain financial covenants, representations and warranties and other agreements that are customary in loan agreements of this type. The Loan Agreement also contains customary events of default, including non-payment of principal or interest, violations of covenants, bankruptcy and material judgments. The Company’s obligations to the Bank are secured by substantially all of the Company’s assets, excluding intellectual property.

The Company intends to use any proceeds from the Debt Facility for general corporate purposes.

The foregoing description of the Debt Facility is only a summary and is qualified in its entirety by reference to the Loan Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

On March 9, 2016, the Company issued a press release announcing the Debt Facility. A copy of this press release is filed herewith as Exhibit 99.1.

The information in the press released attached as Exhibit 99.1 is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Loan and Security Agreement dated March 8, 2016 between Vericel Corporation, as borrower, and Silicon Valley Bank, as lender.

99.1	Press release dated March 9, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vericel Corporation

Date: March 9, 2016	By:	/s/ Gerard Michel
Name: Gerard Michel
Title: Chief Financial Officer and Vice President, Corporate Development

Exhibit Index

Exhibit No.	Description

10.1	Loan and Security Agreement dated March 8, 2016 between Vericel Corporation, as borrower, and Silicon Valley Bank, as lender.

99.1	Press release dated March 9, 2016.